UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 16, 2007

uVuMobile, Inc.
(Exact name of registrant as specified in charter)

Delaware	000-26809	91-1962104
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

3505 Koger Boulevard, Suite 400, Duluth, GA		30096
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (770) 279-3100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

The disclosure contained in Item 5.02 is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 16, 2007, in connection with the reorganization described in Item 8.01 below, uVuMobile, Inc. (the “Company”) terminated its employment of Tom Parrish without cause, under the terms of his employment agreement, due to the elimination of the Senior Vice President of Development position. As a result of Mr. Parrish’s termination from employment, his employment agreement dated as of June 12, 2006 is no longer in effect.

Pursuant to the terms of his employment agreement with the Company, Mr. Parrish will continue to receive his salary from the Company for a period of 30 days from the date of his termination. In addition, all of Mr. Parrish’s options to purchase shares of the Company’s common stock vested immediately upon his termination.

Mr. Parrish’s employment agreement was filed as exhibit 10.19 to the Company's Amended Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 26, 2006 (SEC File No. 333-135532) and is hereby incorporated herein by reference.

Item 8.01 Other Events

The Company is in the process of reorganizing its business development group to more closely match the Company’s current product mix, as well as implementing certain cost cutting measures. Among other planned changes in the business development group, the Company has given responsibility for account services and enhanced product development to Mr. Chris Jeffries whose mobile background includes working with Turner Media and Nascar.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

uVuMobile, Inc

Dated: July19, 2007	By:	/s/ William J. Loughman
Name: William J. Loughman
Title: Chief Financial Officer